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                     AMENDMENT TO PARTICIPATION AGREEMENT

                                 BY AND AMONG

  GE LIFE AND ANNUITY ASSURANCE COMPANY ON BEHALF OF ITSELF AND ITS SEPARATE
                                   ACCOUNTS,

                       MFS VARIABLE INSURANCE TRUST AND

                   MASSACHUSETTS FINANCIAL SERVICES COMPANY

WHEREAS, GE LIFE AND ANNUITY ASSURANCE COMPANY on behalf of itself and its separate accounts, MFS VARIABLE INSURANCE TRUST and MASSACHUSETTS FINANCIAL SERVICES COMPANY (together, the "Parties") have entered into a Participation Agreement dated July 1, 2000 (the "Agreement");

WHEREAS, GE Life and Annuity Assurance Company has changed its name to Genworth Life and Annuity Insurance Company; and

WHEREAS, the Parties wish to amend the Agreement to (i) reflect the new name of one of the Parties; (ii) amend Sections 1.3 and 1.4; (iii) add new
Section 4.10; and (iv) update Schedule A;

NOW, THEREFORE, the Parties hereby agree as follows:

I. All references in the Agreement to GE Life and Annuity Assurance Company shall be changed to Genworth Life and Annuity Insurance Company;

II. Section 1.3 of the Agreement is replaced in its entirety with the following:

       The Trust and MFS agree that the Shares will be sold only to insurance companies which have entered into participation agreements with the Trust and MFS (the "Participating Insurance Companies") and their separate accounts, qualified pension and retirement plans, MFS or its affiliates, and any other person or plan permitted to hold shares of the Trust pursuant to Treasury Regulation 1.817-5 without impairing the ability of the Company, on behalf of its separate accounts, to consider the Shares as constituting investments of the separate accounts for the purpose of satisfying the diversification requirements of
       Section 817(h). The Trust and MFS will not sell Trust shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles III and VII of this Agreement is in effect to govern such sales. The Company will not resell the Shares except to the Trust or its agents.

III. Section 1.4 of the Agreement is replaced in its entirety with the following:

       The Trust agrees to redeem for cash or, to the extent permitted by applicable law, in-kind, on the Company's request, any full or fractional

                                      1

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       Shares held by the Accounts (based on orders placed by Policy owners prior to the close of regular trading on the NYSE on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day.

IV. New Section 4.10, which is attached to this Amendment as Attachment 1, is added to the Agreement; and

V. Schedule A is replaced in its entirety with Amended and Restated Schedule A, which is attached to this Amendment as Attachment 2.

                                      2

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The Agreement, as supplemented by this Amendment, is ratified and confirmed effective January 19, 2007.

GENWORTH LIFE AND ANNUITY
INSURANCE COMPANY,
on behalf of itself and its separate accounts

By:
    ---------------------------------
    Heather Harker
    Vice President and Associate General Counsel

MFS VARIABLE INSURANCE TRUST
on behalf of itself and its portfolios

By:
    ---------------------------------
    Susan S. Newton
    Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:
    ---------------------------------
    Robert J. Manning
    President

                                      3

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                                 ATTACHMENT 1

                             4.10 Other Provisions

   (a) Agreement to Provide Information. The Company agrees to provide a Portfolio or its designee promptly upon written request, the taxpayer identification number ("TIN"), Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request.

      (i) Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. A Portfolio may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolio.

      (ii) Form and Timing of Response. The Company agrees to transmit the requested information that is on its books and records to the Portfolio or its designee promptly and in a secure manner, but in any event not later than five (5) business days, after receipt of a request. If requested by a Portfolio or its designee, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 4.10(a) is itself a financial intermediary ("indirect intermediary") and, upon further request of the Portfolio or its designee, promptly either
   (i) provide (or arrange to have provided) the information set forth in
   Section 4.10 (a) for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, Shares of the Portfolio. In such instance, the Company agrees to inform the Portfolio whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Portfolio should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c 2 under the Investment Company Act of 1940.

      (iii) Limitations on Use of Information. The Portfolios agree not to use the information received for marketing or any other similar purpose without the prior written consent of the Company.

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   (b) Agreement to Restrict Trading. The Company agrees to execute written instructions from the Portfolio to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Portfolio as having engaged in transactions of the Portfolio's Shares (directly or indirectly through the Company's account) that violate policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolio.

      (i) Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

      (ii) Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Company.

      (iii) Confirmation by the Company. The Company must provide written confirmation to the Portfolio that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

   (c) For purposes of Section 4.10(a) and 4.10(b), the term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Life Company or its Accounts.

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                                 ATTACHMENT 2

                        Amended and Restated Schedule A
                          Effective January 19, 2007

   ACCOUNTS, POLICIES AND PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and                                   Portfolios
Date Established by Board of       Policies Funded by         Applicable to
Directors                           Separate Account            Policies*
----------------------------   --------------------------- --------------------
 Genworth Life & Annuity VL    Commonwealth 3 Life         MFS Investors
     Separate Account 1        Insurance                   Growth Stock Series
                               Commonwealth 4 Life         MFS Investors Trust
 (formerly GE Life & Annuity   Insurance                   Series
    Separate Account II)       Commonwealth Variable       MFS New Discovery
                               Universal Life Insurance    Series
(Established August 21, 1986)  Commonwealth VL Flex Life   MFS Total Return
                               Insurance                   Series
                               Estate Optimizer Life       MFS Utilities Series
                               Insurance
                               RetireReady Accumulator
                               Life Insurance
                               RetireReady Legacy Life
                               Insurance
                               RetireReady Protection
                               Plus Life Insurance

 Genworth Life & Annuity VA    Commonwealth Variable       MFS Investors
     Separate Account 1        Annuity                     Growth Stock Series
                               Commonwealth Variable       MFS Investors Trust
 (formerly GE Life & Annuity   Annuity Plus                Series
     Separate Account 4)       Commonwealth Freedom        MFS New Discovery
                               Variable Annuity            Series
(Established August 19, 1987)  Foundation Variable Annuity MFS Strategic
                               RetireReady Choice          Income Series
                               Variable Annuity            MFS Total Return
                               RetireReady Extra Variable  Series
                               Annuity                     MFS Utilities Series
                               RetireReady Extra II
                               Variable Annuity
                               RetireReady Freedom
                               Variable Annuity
                               RetireReady Selections
                               Variable Annuity

 Genworth Life & Annuity VA    Personal Income Design      MFS Investors
     Separate Account 2        Variable Annuity            Growth Stock Series
                                                           MFS Investors Trust
 (formerly GE Life & Annuity                               Series
     Separate Account 7)                                   MFS Total Return
                                                           Series
 (Established June 5, 2002)                                MFS Utilities Series
 Genworth Life & Annuity VA    Variable Income Provider    MFS Investors
     Separate Account 3        IVA                         Growth Stock Series
                                                           MFS Investors Trust
 (Established June 22, 2006)                               Series
                                                           MFS Total Return
                                                           Series
                                                           MFS Utilities Series
--------
* All policies listed in this Schedule A invest in the Service Class Shares of the Portfolios listed.